Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1489

Industrial Logistics Properties Trust Announces First Quarter 2019 Results
Completed Two Portfolio Acquisitions Totaling $904.7 Million Since January 2019
Obtained $650.0 Million of Mortgage Financing on Hawaii Properties at Appraised Value of More Than $1.4 Billion
First Quarter Net Income of $0.26 Per Share
First Quarter Normalized FFO of $0.41 Per Share

Newton, MA (April 29, 2019): Industrial Logistics Properties Trust (Nasdaq: ILPT) today announced financial results for the quarter ended March 31, 2019.

John Murray, President and Chief Executive Officer of ILPT, made the following statement:

"We are pleased with our activity to date in 2019, closing on more than $900 million of acquisitions, which were more than 70% funded by our recent mortgage financing in Hawaii that helped to unlock the underappreciated value of certain of our unique Hawaiian assets. We raised $650 million of mortgage financing for certain of our Hawaii properties at an appraised value of more than $1.4 billion, which had a net book value of approximately $492 million. During the first quarter, we entered lease renewals for approximately 271,000 square feet that resulted in weighted average rental rates that were approximately 15.8% higher than prior rental rates for the same space with a weighted average lease term of 9.4 years. We also completed rent resets for approximately 483,000 square feet, which resulted in weighted average rental rates that were approximately 28.0% higher than prior rental rates for the same space. We expect that our leasing activity and our recent acquisitions of well-located, high-quality properties leased to high credit quality tenants may increase our future cash flows and enhance our ability to increase our distributions to shareholders in the near term."

Results for the Quarter Ended March 31, 2019:

Net income for the quarter ended March 31, 2019 was $16.8 million, or $0.26 per diluted share, compared to $19.2 million for the same quarter last year. Normalized funds from operations, or Normalized FFO, for the quarter ended March 31, 2019 were $26.4 million, or $0.41 per diluted share, compared to $26.1 million for the same quarter last year.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

For the period from January 1, 2018 to January 17, 2018, the date of ILPT’s initial public offering, or the IPO, ILPT’s historical results of operations have been derived from ILPT’s former parent, Select Income REIT, or SIR, a former publicly traded real estate investment trust, or REIT, that merged with and into a wholly owned subsidiary of Office Properties Income Trust (Nasdaq: OPI) on December 31, 2018.

Reconciliations of net income determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and to Normalized FFO for the quarters ended March 31, 2019 and 2018 appear later in this press release.

Leasing, Occupancy and Same Property Results:

During the quarter ended March 31, 2019, ILPT entered renewal leases and completed rent resets for approximately 754,000 square feet, which resulted in weighted average (by square feet) rental rates that were approximately 22.9% higher than prior rental rates for the same space, with a weighted average (by square feet) lease term of 9.4 years for renewal leases. Commitments for leasing capital and concessions for renewal leases entered during the quarter ended March 31, 2019 totaled approximately $88,000, or approximately $0.03 per square foot per lease year.

As of March 31, 2019, 99.4% of ILPT’s total rentable square feet was leased, compared to 99.3% as of December 31, 2018 and 99.9% as of March 31, 2018. Occupancy for properties owned continuously since January 1, 2018, or on a same property basis, decreased to 99.2% at March 31, 2019 from 99.9% at March 31, 2018. Same property cash basis net operating income, or Cash Basis NOI, increased 4.6% for the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018, primarily as a result of contractual rent increases and leasing activity at certain properties since January 1, 2018.

Reconciliations of net income determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and calculation of same property Cash Basis NOI, for the quarters ended March 31, 2019 and 2018, appear later in this press release.

Recent Investment Activities:

As previously disclosed, in February 2019, ILPT entered an agreement to acquire a portfolio of eight industrial properties located in the Indianapolis and Cincinnati market areas with an aggregate of approximately 4.2 million rentable square feet for a purchase price of $280.0 million, excluding acquisition related costs. At the time ILPT entered this agreement, ILPT completed the acquisition of seven of the eight properties with an aggregate of approximately 3.7 million rentable square feet for a purchase price of $249.5 million, excluding acquisition related costs. These properties were 100% leased to eight tenants and had a remaining weighted average (by rental revenues) lease term of 3.8 years as of the date of acquisition. In April 2019, ILPT completed the acquisition of the remaining property with approximately 494,000 rentable square feet for a purchase price of $30.5 million, excluding acquisition related costs. This property was 100% leased to two tenants and had a remaining weighted average (by rental revenues) lease term of 9.2 years as of the date of acquisition.

Also as previously disclosed, in February 2019, ILPT entered an agreement to acquire a portfolio of 18 industrial properties located in 12 states with an aggregate of approximately 8.7 million rentable square feet. ILPT completed the acquisition of these properties in April 2019 for a purchase price of $624.7 million, including the assumption of $57.0 million of mortgage debt and excluding acquisition related costs. These properties were 100% leased to 13 tenants and had a remaining weighted average (by rental revenues) lease term of 9.2 years as of the date of acquisition.

Recent Financing Activities:

As previously disclosed, on January 29, 2019, ILPT obtained a $650.0 million mortgage loan secured by 186 of its properties that were appraised at a value exceeding $1.4 billion. These properties contain approximately 9.6 million rentable square feet and are located on the island of Oahu, Hawaii. The non-amortizing loan matures on February 7, 2029 and requires monthly interest payments at a fixed rate of 4.31% per annum. ILPT used the proceeds from this loan to reduce outstanding borrowings under its $750.0 million unsecured revolving credit facility and to fund acquisitions.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, John Murray, and Chief Financial Officer and Treasurer, Richard Siedel, will host a conference call to discuss ILPT’s first quarter 2019 financial results.

The conference call telephone number is (877) 270-2148. Participants calling from outside the United States and Canada should dial (412) 902-6510. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Monday, May 6, 2019. To access the replay, dial (412) 317-0088. The replay pass code is 10129988.

A live audio webcast of the conference call will also be available in a listen-only mode on ILPT's website, at www.ilptreit.com. Participants wanting to access the webcast should visit ILPT's website about five minutes before the call. The archived webcast will be available for replay on ILPT's website following the call for about one week. The transcription, recording and retransmission in any way of ILPT’s first quarter conference call are strictly prohibited without the prior written consent of ILPT.

Supplemental Data:

A copy of ILPT’s First Quarter 2019 Supplemental Operating and Financial Data is available for download at ILPT’s website, which is located at www.ilptreit.com. ILPT’s website is not incorporated as part of this press release.

ILPT is a REIT that owns and leases industrial and logistics properties throughout the United States. ILPT is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, MA.

Non-GAAP Financial Measures:

ILPT presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, NOI and Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of ILPT’s operating performance or as measures of ILPT’s liquidity. These measures should be considered in conjunction with net income as presented in ILPT’s condensed consolidated statements of income. ILPT considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. ILPT believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of ILPT’s operating performance between periods and with other REITs and, in the case of NOI and Cash Basis NOI, reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations at ILPT's properties.

Please see the pages attached hereto for a more detailed statement of ILPT’s operating results and financial condition and for an explanation of ILPT’s calculation of NOI, Cash Basis NOI, same property NOI, same property Cash Basis NOI, FFO and Normalized FFO and a reconciliation of those amounts to amounts determined in accordance with GAAP.

Industrial Logistics Properties Trust

Condensed Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018

Rental income	$45,987	$40,605

Expenses:
Real estate taxes	5,565	4,585
Other operating expenses	3,386	3,545
Depreciation and amortization	9,611	6,873
General and administrative	3,800	2,574
Total expenses	22,362	17,577

Interest income	361	13
Interest expense (including net amortization of debt issuance costs and premiums of $403 and $311, respectively)	(7,596)	(3,802)
Income before income tax expense and equity in earnings of an investee	16,390	19,239
Income tax expense	(8)	(7)
Equity in earnings of an investee	404	—
Net income	$16,786	$19,232

Weighted average common shares outstanding - basic	65,032	61,445
Weighted average common shares outstanding - diluted	65,041	61,445

Net income per common share - basic and diluted	$0.26	$0.31

Industrial Logistics Properties Trust

Funds from Operations and Normalized Funds from Operations (1)

(amounts in thousands, except per share data)

(unaudited)

		Three Months Ended March 31,
		2019	2018

Net income		$16,786	$19,232
Plus:	depreciation and amortization	9,611	6,873
FFO and Normalized FFO		$26,397	$26,105

Weighted average common shares outstanding - basic		65,032	61,445
Weighted average common shares outstanding - diluted		65,041	61,445

FFO and Normalized FFO per common share - basic and diluted		$0.41	$0.42
Distributions declared per common share		$0.33	$—

(1)      ILPT calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as certain other adjustments currently not applicable to ILPT. In calculating Normalized FFO, ILPT adjusts for the items shown above, if any, and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of ILPT’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by ILPT’s Board of Trustees when determining the amount of distributions to ILPT’s shareholders. Other factors include, but are not limited to, requirements to qualify for taxation as a REIT, limitations in ILPT’s credit agreement, the availability to ILPT of debt and equity capital, ILPT’s expectation of its future capital requirements and operating performance and ILPT’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than ILPT does.

Industrial Logistics Properties Trust

Calculation and Reconciliation of Property Net Operating Income and Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Calculation of NOI and Cash Basis NOI:
Rental income	$45,987	$40,605
Real estate taxes	(5,565)	(4,585)
Other operating expenses	(3,386)	(3,545)
NOI	37,036	32,475
Non-cash straight line rent adjustments included in rental income (2)	(979)	(1,194)
Lease value amortization included in rental income (2)	(113)	(102)
Cash Basis NOI	$35,944	$31,179

Reconciliation of Net Income to NOI and Cash Basis NOI:
Net income	$16,786	$19,232
Equity in earnings of an investee	(404)	—
Income tax expense	8	7
Income before income tax expense and equity in earnings of an investee	16,390	19,239
Interest expense	7,596	3,802
Interest income	(361)	(13)
General and administrative	3,800	2,574
Depreciation and amortization	9,611	6,873
NOI	37,036	32,475
Non-cash straight line rent adjustments included in rental income (2)	(979)	(1,194)
Lease value amortization included in rental income (2)	(113)	(102)
Cash Basis NOI	$35,944	$31,179

(1)
The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to ILPT’s property level results of operations. ILPT calculates NOI and Cash Basis NOI as shown above. ILPT defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that ILPT records as depreciation and amortization expense. ILPT defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization and lease termination fees, if any. ILPT uses NOI and Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI and Cash Basis NOI differently than ILPT does.

(2)   ILPT reports rental income on a straight line basis over the terms of the respective leases; accordingly, rental income includes non-cash straight line rent adjustments. Rental income also includes non-cash amortization of intangible lease assets and liabilities and lease termination fees, if any.

Industrial Logistics Properties Trust

Reconciliation of Net Operating Income to Same Property Net Operating Income and Calculation of Same
1
Property Cash Basis Net Operating Income (1)

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation of NOI to Same Property NOI (2):
Rental income	$45,987	$40,605
Real estate taxes	(5,565)	(4,585)
Other operating expenses	(3,386)	(3,545)
NOI	37,036	32,475
Less:
NOI of properties not included in same property results	(3,569)	—
Same property NOI	$33,467	$32,475

Calculation of Same Property Cash Basis NOI (2):
Same property NOI	$33,467	$32,475
Less:
Non-cash straight line rent adjustments included in rental income (3)	(728)	(1,194)
Lease value amortization included in rental income (3)	(113)	(102)
Same property Cash Basis NOI	$32,626	$31,179

(1)
See footnote (1) on page 7 of this press release for the definitions of NOI and Cash Basis NOI, and page 3 for a description of why ILPT believes they are appropriate supplemental measures and a description of how ILPT uses these measures.

(2)
For the three months ended March 31, 2019 and 2018, same property NOI and same property Cash Basis NOI are based on properties that ILPT owned as of March 31, 2019, and which it owned (including for the period SIR owned ILPT's properties prior to the IPO) continuously since January 1, 2018.

(3)
ILPT reports rental income on a straight line basis over the terms of the respective leases; accordingly, rental income includes non-cash straight line rent adjustments. Rental income also includes non-cash amortization of intangible lease assets and liabilities and lease termination fees, if any.

Industrial Logistics Properties Trust

Condensed Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Real estate properties:
Land	$690,059	$670,501
Buildings and improvements	997,799	791,895
	1,687,858	1,462,396
Accumulated depreciation	(99,223)	(93,291)
	1,588,635	1,369,105
Acquired real estate leases, net	96,889	75,803
Cash and cash equivalents	16,126	9,608
Rents receivable, including straight line rents of $55,611 and $54,916, respectively	58,244	56,940
Deferred leasing costs, net	6,051	6,157
Debt issuance costs, net	4,061	4,430
Due from related persons	1,731	1,390
Other assets, net	46,412	11,178
Total assets	$1,818,149	$1,534,611

LIABILITIES AND SHAREHOLDERS' EQUITY
Revolving credit facility	$50,000	$413,000
Mortgage notes payable, net	693,792	49,195
Assumed real estate lease obligations, net	17,806	18,316
Accounts payable and other liabilities	16,117	12,040
Rents collected in advance	8,719	6,004
Security deposits	6,192	6,130
Due to related persons	1,799	1,653
Total liabilities	794,425	506,338

Commitments and contingencies

Shareholders' equity:
Common shares of beneficial interest, $.01 par value: 100,000,000 shares authorized; 65,074,791 shares issued and outstanding	651	651
Additional paid in capital	998,520	998,447
Cumulative net income	106,443	89,657
Cumulative other comprehensive income	66	—
Cumulative common distributions	(81,956)	(60,482)
Total shareholders' equity	1,023,724	1,028,273
Total liabilities and shareholders' equity	$1,818,149	$1,534,611

Warning Concerning Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever ILPT uses words such as "believe", "expect", "anticipate", "intend", "plan", "estimate", "will", "may" and negatives or derivatives of these or similar expressions, ILPT is making forward-looking statements. These forward-looking statements are based upon ILPT’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by ILPT’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond ILPT’s control. For example:

•
Mr. Murray's statement in this press release that ILPT entered lease renewals and completed rent resets that resulted in higher average rental rates may imply that ILPT’s leasing activity will achieve similar or better results in the future. However, ILPT’s ability to lease its properties depends in large part on market conditions in areas where ILPT’s properties are located when such properties become available for lease or when leases are negotiated or rents are reset. Leasing market conditions often change and are generally beyond ILPT’s control. In the future, ILPT may experience increasing vacancies or lower rents at its properties and its operating results may decline,

•
Mr. Murray’s statement regarding ILPT’s Hawaii properties having underappreciated value may imply that those properties and other properties of ILPT will maintain and increase in value and that the remaining unmortgaged value of ILPT’s properties may be a future financing source for ILPT. However, ILPT’s properties could decline in value if ILPT does not successfully operate them, if ILPT incurs liabilities with respect to the properties, if regulatory requirements that may apply to the properties restrict their value or due to market conditions or other reasons. In addition, ILPT may not be able to utilize the unmortgaged value of ILPT’s properties for future financings, particularly since certain of ILPT’s Hawaii properties are already encumbered with a mortgage loan, and

•
Mr. Murray's statement in this press release that ILPT’s leasing activity and its recent acquisitions of well-located, high-quality properties leased to high credit quality tenants may increase its future cash flows and enhance ILPT’s ability to increase its distributions to shareholders in the near term. This statement may imply that ILPT will increase its distributions to shareholders in the near term. However, any distributions ILPT may make are subject to being declared by ILPT's Board of Trustees in its sole discretion. ILPT’s Board of Trustees considers many factors when determining whether to declare distributions, including ILPT’s historical and projected income, Normalized FFO, the then current and expected needs of availability of cash to pay ILPT’s obligations and fund ILPT’s investments, distributions which may be required to be paid by ILPT to qualify for taxation as a REIT and other factors deemed relevant by ILPT’s Board of Trustees in its discretion. Further, ILPT may not realize the increase in future cash flows from its leasing activity and recent acquisitions that it currently expects. Accordingly, for these and other reasons, ILPT may not increase its distributions in the near term or at all and its distributions to shareholders may be decreased. There can be no assurance as to the rate at which ILPT will pay future distributions to its shareholders.
The information contained in ILPT's filings with the SEC, including under "Risk Factors" in ILPT's periodic reports, or incorporated therein, identifies other important factors that could cause ILPT's actual results to differ materially from those stated in or implied by ILPT's forward-looking statements. ILPT's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, ILPT does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

(END)